UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2017

CSS Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Plymouth Road, Suite 300, Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(610) 729-3959

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2017, the Board of Directors (the “Board”) of CSS Industries, Inc. (the “Registrant”) adopted the CSS Industries, Inc. Deferred Compensation Plan (the “Plan”). The Plan is effective February 1, 2017.

The obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan will be unsecured general obligations of the Registrant, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The amount of eligible compensation to be deferred by each participant is determined in accordance with the terms of the Plan based on elections by the participant. Under the Plan, the Registrant will provide eligible key employees of the Registrant and its participating subsidiaries with the opportunity to elect to defer up to 50% of their eligible compensation under the Plan. The Registrant may make matching or discretionary contributions, in the discretion of the Board or the Human Resources Committee of the Board (the “HRC”).

Participants’ annual elective deferrals and earnings thereon are 100% vested at all times. Matching and discretionary contributions and earnings thereon become vested at such times as determined by the Board or the HRC.

A participant’s compensation deferrals and employer contributions are credited to a notional bookkeeping account in the name of the participant (the “Account”). Contributions credited to a participant’s Account are credited or debited with notional investment gains and losses equal to the experience of selected investment funds offered under the Plan and elected by the participant. Participants may periodically reallocate their Account balances among the available notional investment options, as permitted by the Plan administrator. The Registrant has reserved the right under the Plan to change the investment funds offered at any time, and a participant’s election to direct the investment of his or her Account in the notional investment funds may, but is not required to, be followed under the terms of the Plan.

Subject to the terms of the Plan, a participant may elect, in accordance with the terms of the Plan, to receive his or her Account on fixed date(s) while still employed by the Registrant or a participating subsidiary, or following termination of employment. The Obligations are denominated and payable in the form of U.S. dollars. The Obligations generally are payable in the form of a lump sum distribution or in installments of up to 15 years (or a maximum of five years for in-service distributions), at the election of the participant made in accordance with the terms of the Plan, and subject to exceptions as set forth in the Plan (including in the event of a change in control or the participant’s death).

Participants may not commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey their interest under the Plan except to the participant’s beneficiary in the event of death.

The Board or the HRC may amend the Plan at any time so long as such amendment does not reduce the amount vested or accrued to a participant’s Account. The Board has reserved the right to terminate the Plan at any time, provided that such termination complies with applicable law.

The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

The foregoing description of the Plan is qualified in its entirety by the provisions of the Plan, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) The following Exhibit is furnished herewith:

Exhibit No.	Description
99.1	CSS Industries, Inc. Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc.
(Registrant)

Date:	February 9, 2017	By:	/s/ William G. Kiesling
William G. Kiesling
Vice President–Legal and Licensing and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	CSS Industries, Inc. Deferred Compensation Plan

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